Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated and effective as of [                     ], 2018 (the “Effective Date”), is made by and between Essential Properties Realty Trust, Inc., a Maryland corporation (together with any successor thereto, the “Company”) and Peter M. Mavoides (the “Executive”).

RECITALS

The parties have entered into this Agreement to set forth the terms of employment of the Executive in accordance with the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, and other good and valuable consideration, the parties hereto agree as follows:

1. Employment.

(a) Employment Term. The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and, subject to Section 3, ending on the four-year anniversary of the Effective Date (the “Initial Term”). This Agreement shall automatically renew and extend for successive one-year periods (each such one-year period, a “Renewal Term”) unless either party elects not to renew this Agreement and gives written notice thereof to the other party not less than 60 days prior to expiration of the then-existing Initial Term or Renewal Term; provided, however, that if either the Executive or the Company has provided a notice of non-renewal hereunder, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the end of the then-existing Initial or Renewal Term (and in such event the Company shall pay the Executive through the end of such 60-day period regardless of the Company’s election to commence such termination earlier than specified in the notice of non-renewal), and it shall not change the basis for the Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 3 below. Notwithstanding any other provision of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 3. The period during which the Executive is employed shall be referred to herein as the “Employment Term.”

(b) Position and Duties. The Executive shall serve as the President and Chief Executive Officer, with such responsibilities, duties and authority as are customarily assigned to such position and such other duties and responsibilities as may from time to time be assigned to the Executive by the Board of Directors of the Company (the “Board”). The Executive shall report directly to the Board. The Executive shall devote the Executive’s full business time and efforts to the business and affairs of the Company. The Executive also agrees to observe and comply with the rules, procedures and policies of the Company as adopted by the Company from time to time. As long as the Executive remains employed by the Company, the Executive shall not engage in any other business enterprises or commercial activities; provided, however, that the foregoing shall not restrict the Executive from (i) managing passive investments for personal and family accounts in accordance with the Company’s compliance procedures, or (ii) serving on civic or charitable boards or committees, provided, that such activities do not interfere with the performance of the Executive’s duties and responsibilities to the Company or its affiliates. Notwithstanding anything herein to the contrary, the Executive shall not become a director of any for-profit entity without first receiving the approval of the Nominating and Corporate Governance Committee of the Board.

2. Compensation and Related Matters.

(a) Base Salary. During the Employment Term, the Executive shall receive a base salary at a rate of $100,000 per annum (the “Base Salary”), less applicable deductions and withholdings, which shall be paid in arrears in accordance with the customary payroll practices of the Company (as in effect from time to time). The Company, in its sole and absolute discretion, may increase the Executive’s Base Salary during the Employment Term, in which case such increased base salary shall be the “Base Salary” for purposes of this Agreement.

(b) Annual Bonus. Beginning in the fiscal year 2018, for each fiscal year during the Employment Term, the Executive shall be eligible to receive an annual performance bonus (the “Annual Performance Bonus”) based upon the achievement of annual performance targets of the Executive and the Company and its affiliates, as established by the Compensation Committee of the Board (the “Compensation Committee”). The Executive’s target Annual Performance Bonus shall also be established by the Compensation Committee. The Executive’s eligibility to receive any Annual Performance Bonus, and the amount of any such bonus (including whether above or below the target established by the Compensation Committee), shall be subject to the approval of the Compensation Committee in its sole discretion. The Annual Performance Bonus, if any, shall be payable in a lump sum (less applicable deductions and withholdings) on or before March 15th of the year following the fiscal year to which such bonus relates; provided, however, that the Executive must be employed on the date any such Annual Performance Bonus payment is made to receive such payment (except as otherwise specifically provided in Section 4, below).

(c) Long-Term Incentive Program. Subject to the approval of the Compensation Committee, the Executive shall be eligible to participate in the Company’s annual long-term incentive program (in such amount, form and with such terms as determined by the Compensation Committee in its sole discretion) in respect of each fiscal year during the Employment Term, commencing with the fiscal year beginning January 1, 2018.

(d) Benefits. During the Employment Term, the Executive shall be eligible to participate in employee benefit plans and programs of the Company, as may be in effect from time to time, which are applicable to similarly situated senior officers of the Company, subject to the terms and conditions of the applicable plan documents. The Company expressly reserves the right to modify, substitute, or eliminate such employee benefit plans and programs, including its healthcare plans, at any time.

(e) Expenses. During the Employment Term, the Company shall reimburse the Executive for all reasonable business related expenses, in accordance with the Company’s expenses policy applicable to similarly-situated senior officers of the Company and in accordance with Section 25 hereof. Such expenses shall be submitted and processed in accordance with the Company’s expense reimbursement policy as may be in effect from time to time.

(f) Indemnification. Executive shall be indemnified by the Company as provided in Company’s Bylaws and Certificate of Incorporation, and pursuant to applicable law. During the Employment Term and thereafter (with respect to events occurring during the Employment Term), the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.

3. Termination. The Executive’s employment hereunder may be terminated prior to the expiration of any then-existing Initial Term or Renewal Term by the Company or the Executive, as applicable, under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death, subject to the provisions of Section 4(a), below.

(ii) Disability. The Executive’s employment hereunder may be terminated by the Company by reason of the Executive’s Disability (as defined in Section 13(c)), subject to the provisions of Section 4(a), below.

(iii) Termination for Cause. The Company may terminate the Executive’s employment for Cause (as defined in Section 13(a)).

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause, subject to the provisions of Section 4(b), below.

(v) Resignation for Good Reason. The Executive may resign his employment for Good Reason (as defined in Section 13(d)).

(vi) Resignation without Good Reason. The Executive may resign his employment without Good Reason, subject to the provisions of Section 3(e), below.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated (if applicable), and specifying a Date of Termination (as defined in Section 13(b)) (a “Notice of Termination”). Upon the Company’s receipt of Notice of Termination from the Executive to terminate this Agreement by Resignation for Good Reason or Resignation without Good Reason, the Company may, in its sole discretion, elect that Executive’s resignation be effective prior to the date provided by the Executive in the Notice of Termination, and such election shall not affect the reason for the termination of the Executive’s employment under this Section 3.

(c) Company Obligations upon Termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate or beneficiaries, as applicable) shall be entitled to receive the sum of the Executive’s Base Salary through the Date of Termination not theretofore paid (payable no later than the next payroll date following the Date of Termination), any expenses accrued prior to the Date of Termination owed to the Executive under Section 2(e), and any amount accrued and arising from the Executive’s participation in, or benefits accrued and fully vested, under any employee benefit plans and programs under Section 2(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans or programs. Other than the payments described in Section 4 (if applicable), the Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

(d) Executive’s Termination Obligations.

(i) Resignation as Director and Officer. Except as otherwise agreed to between the Company and the Executive, effective as of the Date of Termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from all officer and board positions, if any, then held with the Company or any of its affiliates. At the Company’s request, the Executive shall execute and deliver such documentation as the Company may prescribe in order to effectuate such resignation(s).

(ii) Return of Property. The Executive hereby agrees to return to the Company, no later than the Date of Termination, all files, Confidential Information (as defined in Section 5) (in any form contained, including any copies thereof), access keys, desk keys, identity badges, computers, electronic devices, passwords and passcodes, telephones, credit cards, automobile, and such other property of the Company or its affiliates as may be in the Executive’s possession. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company and its affiliates.

(e) Notice Period. The Company may terminate the Executive’s employment without Cause or the Executive may resign from employment without Good Reason at any time on 75 days’ prior written notice. The Company reserves the right, in its sole discretion, to waive all or part of this 75-day notice period (the “Notice Period”) and terminate the Executive’s employment prior to the conclusion of this period, and will not be required to pay the Executive’s Base Salary (or any other amounts) following the effective date of such termination. To the extent the Company does not waive all or part of the Notice Period, then the Executive shall remain employed through the Notice Period (or portion thereof), but the Company may, in its sole discretion, direct the Executive to cease performing some or all of the Executive’s duties, transition the Executive’s duties to other individuals, perform other or different duties as the Company deems appropriate, and/or refrain from entering the Company’s premises through the Notice Period. For avoidance of doubt, subject to Section 25, the Executive will remain a Company employee, continue to be paid the Executive’s then-current Base Salary, and continue to be bound by the terms of this Agreement during any Notice Period.

4. Severance Payments.

(a) Termination by Company Due to Death or Disability. If the Executive’s employment is terminated by the Company due to the Executive’s Death or Disability, the Executive shall receive the following payments, subject to and conditioned upon Executive’s (or the Executive’s estate’s or beneficiaries’) compliance with Section 4(d), below:

(i) any Annual Performance Bonus that had been awarded for the preceding fiscal year but not yet paid, which Annual Performance Bonus shall be payable at the same time and in the same manner as those paid to other similarly situated executives, but in any event no later than March 15th of the calendar year following the year in which the Executive’s termination occurs;

(ii) any Annual Performance Bonus for the fiscal year in which the Executive’s employment is terminated based on actual Company performance and prorated for the portion of the fiscal year the Executive was employed prior to the Date of Termination, payable at the same time and in the same manner as those paid to other similarly situated executives, but in any event no later than March 15th of the calendar year following the year in which the Executive’s termination occurs; and

(iii) during the 12-month period commencing immediately after the Date of Termination and subject to the Executive’s timely and proper election of COBRA benefits, monthly reimbursement to the Executive (or his estate or beneficiaries, as applicable) for the costs of maintaining coverage for health benefits at the Executive’s current levels of benefits in effect immediately prior to the Date of Termination (including family coverage, if such coverage was in effect immediately prior to the Date of Termination) under COBRA, payable in accordance with the terms of Section 4(e), below.

(b) Termination without Cause or Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause or if the Executive Resigns for Good Reason, then the Executive shall receive the following payments, subject to and conditioned upon Executive’s compliance with Section 4(d), below:

(i) any Annual Performance Bonus that had been awarded for the preceding fiscal year but not yet paid, which Annual Performance Bonus shall be payable at the same time and in the same manner as those paid to other similarly situated executives, but in any event no later than March 15th of the calendar year following the year in which the Executive’s termination occurs;

(ii) a severance payment equal to 12 months of the Executive’s Base Salary then in effect under Section 2(a), payable in equal installments in accordance with the Company’s regular payroll practices commencing with the first payroll period following the Executive’s execution and non-revocation of the Release (as defined in Section 4(d));

(iii) during the 12-month period commencing immediately after the Date of Termination and subject to the Executive’s timely and proper election of COBRA benefits, monthly reimbursement to the Executive for the costs of maintaining coverage for health benefits at the Executive’s current levels of benefits in effect immediately prior to the Date of Termination (including family coverage, if such coverage was in effect immediately prior to the Date of Termination) under COBRA, payable in accordance with the terms of Section 4(e), below; and

(iv) if (x) the Date of Termination occurs after March 31st of the applicable year in which the Executive ceases to be employed by the Company, (y) the Company is on plan with the budget approved by the Board for such fiscal year and (z) the Compensation Committee recommends that the Executive be paid a pro rata bonus, then the Company shall pay a bonus, based on actual performance and prorated for the portion of the fiscal year the Executive was employed prior to the Date of Termination, payable at the same time and in the same manner as those paid to other similarly situated executives, but in any event no later than March 15th of the calendar year following the year in which the Executive’s termination occurs.

(c) Termination as a Result of Non-Renewal. If the Executive’s employment is terminated pursuant to the Company’s or the Executive’s non-renewal election as provided for in Section 1(a), then the Executive shall receive (i) any Annual Performance Bonus that had been awarded for the preceding fiscal year but not yet paid, which Annual Performance Bonus shall be payable at the same time and in the same manner as those paid to other similarly situated executives, but in any event no later than March 15th of the calendar year following the year in which the Executive’s termination occurs and (ii) reimbursement of expenses in accordance with Section 2(e).

(d) The Executive’s right to the payments under Sections 4(a) and (b), above, is conditioned upon (i) the Executive’s (or the Executive’s estate’s or beneficiaries’) execution and non-revocation of a general release in favor of the Company and all related persons and entities from any and all claims relating to the Executive’s employment or its termination in a customary form provided by the Company (the “Release”); and (ii) the Executive’s compliance with the terms and obligations of this Agreement, including, but not limited to, Sections 5 and 6 hereof. For the avoidance of doubt, no payments pursuant to Sections 4(a) or (b) will be made to the Executive until the Executive (or the Executive’s estate or beneficiaries) have signed the Release and it has become irrevocable. In the event of a material breach by the Executive of the material terms or obligations of this Agreement or the Release, the Company shall have the right to cease making further payments to the Executive, in addition to any other remedies it may have at law or in equity.

(e) To receive reimbursement of COBRA premiums under Sections 4(a)(iii) and 4(b)(iii), above, the Executive (or Executive’s estate or beneficiaries, as applicable) must submit satisfactory proof of payment of COBRA premiums within 30 days of making the applicable payment (except that in the case of COBRA coverage for the month during which the Executive’s employment is terminated, the Executive shall have 60 days from the date of payment of such premiums to submit such proof). To the extent reimbursement is due hereunder, the Company will make such reimbursement within 30 days of receiving such proof from the Executive. If the payment of any amounts under this Section 4(e) is delayed pending the Executive’s (or the Executive’s estate’s or beneficiaries’) execution of the Release, on the next payroll date first following the date the Release becomes effective, the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Section 4(e) prior to the execution of such Release. Payments and benefits provided pursuant to this Section 4(e) shall be subject to the terms of Sections 24 and 25 below. Notwithstanding any other provision to the contrary, the Company’s reimbursement of COBRA continuation coverage may cease at any time the Executive (or the Executive’s family members or dependents, as applicable) is deemed eligible for group medical and/or dental coverage from another employer.

(f) Survival. The expiration or termination of the Employment Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination, including, without limitation, the obligations set forth in Sections 5 and 6 of this Agreement.

(g) No Mitigation or Offset. Following the termination of the Executive’s employment with the Company, the Executive shall have no duty to mitigate the obligation of the Company to pay the amounts described in this Section 4 and all compensation and benefits received by the Executive after such termination date shall not be subject to any offset or reduction, except as provided in Section 4(e), above.

5. Nondisclosure of Proprietary Information.

(a) Confidential Information. Except in connection with the faithful performance of the Executive’s duties hereunder, the Executive shall, during the Employment Term and at all times after the Date of Termination, maintain in strict confidence and shall not directly, indirectly or otherwise, use, copy, disseminate, disclose, publish, exploit, make available to any other person, firm, corporation or entity, or use for his benefit or the benefit of any other person, firm, corporation or other entity, any Confidential Information (as defined herein) of or relating to the Company, any of its affiliates (including, but not limited to the

Company’s subsidiaries and its direct or indirect parents), or any of its or their collective officers, directors, partners, principals, members, employees, customers, or agents (collectively, the “Company Parties” and each a “Company Party”). “Confidential Information” means and includes, information or trade secrets which are confidential and proprietary to the Company Parties, whether (without limitation) in written, oral or electronic form, including, but not limited to, corporate information, including plans, strategies, methods, policies; marketing information, including strategies, methods, customer identification lists, pricing data, billing practices, sources of supply, prospects, sales and marketing policies, plans, forecasting information, or market research data; financial information, including cost and performance data, budgets, debt arrangement, equity structure, investors and holdings; operational and technological information, including software, designs, computer programs and systems, know-how, techniques, product and component specifications, methods, processes, formulas, algorithms, compositions, procedures, formulas, discoveries, inventions, improvements, new products, and cost information; and personnel information; provided, however, that “Confidential Information” does not include information that (i) is already in Executive’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person or (ii) becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Executive in breach of this Agreement and/or of any other agreement to which the Executive is bound or(iii) is or becomes available to Executive on a non-confidential basis from a source other than the Company or any of its equityholders or representatives, provided that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to any person. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Nothing herein shall prevent Executive from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iii) to the extent required by law or regulation, (iv) to the extent necessary in connection with any suit, action or proceeding relating to this Agreement or the exercise of any remedy hereunder and (v) to Executive’s representatives that need to know such information and who agree to keep such information confidential on the terms set forth herein (it being understood and agreed that, in .the case of clause (i), (ii) or (iii), unless prohibited by law, regulation, or any regulatory authority, to the extent not prohibited by applicable law, Executive shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available); provided, further, nothing contained in this Agreement is intended to limit the Executive’s ability to (x) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (y) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (z) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(b) Work Product. The Executive agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, or designs, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which the Company or any of its affiliates are engaged or (if such is known to or ascertainable by the Executive) considering engaging, which the Executive may conceive or make, or may have conceived or made during the Executive’s employment with the Company, in whole or in part, whether alone or with others, at any time within or outside normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property, shall be and remain the sole and exclusive property of the Company. The Company shall have the full right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product. The Executive shall, whenever requested to do so by the Company (whether during the Executive’s employment or thereafter), at the Company’s expense, execute any and all applications, assignments, and/or other instruments, and do all other things (including giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (i) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product, and/or (ii) assign, transfer, convey, or otherwise make available to the Company any right, title or interest which the Executive might otherwise have in any Work Product. The Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to the Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company, whether during the Executive’s employment or thereafter. Notwithstanding the terms and conditions of this Section 5(b) relating to Work Product, Executive may use, during the Employment Term and thereafter, in Executive’s business and personal affairs, any Residual Information. “Residual Information” means the ideas, know-how, methodologies, and techniques retained in Executive’s unaided memory.

(c) Return of Confidential Information. In the event of a termination of the Executive’s employment with the Company for any reason, or at any other time at the Company’s written request, the Executive will promptly deliver to the Company all property, proprietary materials, Confidential Information, Work Product, documents and computer media in any form (and all copies thereof) relating or belonging to any Company Party that are in the Executive’s possession, custody or control, including, but not limited to, all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes and any copies thereto.

(d) Legal Process. In the event the Executive is served with a subpoena, document request, interrogatory, or any other legal process that will or may require the Executive to disclose any Confidential Information, whether during the Executive’s employment or thereafter, the Executive shall immediately notify the Company of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, and the Executive agrees to thereafter cooperate with the Company (at its expense) in any lawful response to such subpoena, document request, interrogatory, or legal process as the Company may request, in which event the Executive may disclose only that portion of such information which the Executive is advised by his counsel in writing is legally required to be disclosed pursuant to the applicable subpoena or legal process.

(e) As used in this Section 5, the term “Company” shall include the Company and its affiliates (including, without limitation, subsidiaries and direct or indirect parents).

6. Non-Competition: Non-Solicitation; Non-Disparagement.

(a) The Executive acknowledges that due to the Executive’s position with and relationship to the Company, the Executive has been responsible for developing and maintaining (in whole or in part) the goodwill of the Company. To protect the Company’s trade secrets and relationships and goodwill with customers, for a period of one year following the Date of Termination (regardless of whether the Executive resigns or is terminated, or the reason for any such resignation or termination), the Executive shall not, in any manner within the Restricted Territory, directly or indirectly, participate or engage in, or manage, operate, consult with, render services for or represent or own, directly or indirectly, alone or as a partner, joint venturer, member, equityholder, employee or otherwise, any entity that is engaged in, the Business, except as an employee or consultant to the Company. Notwithstanding the foregoing, this Section 6(a) shall not restrict the Executive from passive ownership of 5% or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(i) “Business” means the business of acquiring, developing, investing, structuring or managing net lease or similarly-structured real estate properties. For the avoidance of doubt, “Business” shall not include real estate lending activities to the extent such activities are not part of a broader strategy or platform that is directly or indirectly competitive with the Business of the Company.

(ii) “Territory” means the (y) United States of America and (z) Canada.

(b) The Executive agrees that it shall not, for a period of one year following the Date of Termination (regardless of whether the Executive resigns or is terminated, or the reason for any such resignation or termination), directly or indirectly through another person (i) induce or attempt to induce any employee, officer, director or manager of the Company or any of its affiliates to leave the employee of the Company, or in any way interfere with the relationship between the Company or any of its affiliates, on the one hand, and any employee, officer, manager or director thereof, on the other hand, (ii) solicit to hire any person who was an employee, officer, manager or director of the Company or any of its affiliates until one year after such individual’s employment or other relationship with the Company or its affiliates has been terminated or (iii) induce or attempt to induce any customer, supplier, or licensee of the

Company to cease doing business with the Company or in any way interfere with the relationship between the Company, on the one hand, and any such customer, supplier, or licensee, on the one hand; provided, however, that the foregoing prohibition set forth in clause (ii) shall not be deemed to have been breached by general solicitations or advertisements that are not directly targeted at the applicable person or persons.

(c) Mutual Non-Disparagement.

(i) The Executive agrees that Executive will not at any time, whether during the Employment Term or after the Date of Termination, whether in public or in private:

(A) make or publish, or assist any other person or entity in making or publishing, any statement that in any way disparages, criticizes, ridicules, or reflects negatively on any of the Company Parties to any third party, including, but not limited to, any individuals or entities with whom the Company has or may have a business relationship; or

(B) make or publish any negative public comments regarding any of the Company Parties (whether or not done anonymously) to, through or on any media source or outlet, including, but not limited to any reporters, news outlets, television stations, bloggers, weblogs, websites, magazines, periodicals, journals, “apps,” or the like, or in any movie, book, or theatrical production, nor will Executive assist any other person or entity to do any of the foregoing.

(ii) The Company agrees that it will instruct its “executive officers” as defined under Section 16 of the Exchange Act and members of the Board not to, at any time, whether during the Employment Term or after the Date of Termination, whether in public or in private:

(A) make or publish, or assist any other person or entity in making or publishing, any statement that in any way disparages, criticizes, ridicules, or reflects negatively on the Executive to any third party, including, but not limited to, any individuals or entities with whom the Executive has or may have a business relationship; or

(B) make or publish any negative public comments regarding the Executive (whether or not done anonymously) to, through or on any media source or outlet, including, but not limited to any reporters, news outlets, television stations, bloggers, weblogs, websites, magazines, periodicals, journals, “apps,” or the like, or in any movie, book, or theatrical production, nor assist any other person or entity to do any of the foregoing.

(iii) For avoidance of doubt, nothing in this Section 6(c) shall be construed in a manner that would violate any law.

(d) The Executive acknowledges that the limitations set forth in this Section 6 are fair and reasonable, and will not prevent Executive from earning a livelihood after Executive leaves the Company’s employ. The Executive recognizes that these restrictions are appropriate based on the special and unique nature of the services the Executive will render, the access to the Company’s Confidential Information that the Executive will enjoy, the access to the Company’s customers that the Executive will have as a result of Executive’s employment and position with the Company, and the risk of unfair competition that the Company will face absent such restrictions.

(e) As used in this Section 6, the term “Company” shall include the Company and its affiliates (including, without limitation, subsidiaries and direct or indirect parents).

7. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 5 and 6 will cause irreparable and continuing damage to Company and its goodwill, the exact amount of which will be impossible to ascertain, and that there are no adequate remedies at law for any such breach. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 5 or 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to obtain emergency equitable relief, including specific performance and injunctive relief, without (i) the necessity of posting bond or other security, (ii) the necessity of showing actual damages, and (iii) the necessity of showing that monetary damages are inadequate. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 8 of this Agreement.

8. Arbitration.

(a) Except as provided in Section 7 of this Agreement, the Executive and the Company irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement; arising under any federal, state, or local statute, regulation, law, ordinance, or the common law (including but not limited to any law prohibiting discrimination); or arising in connection with the Executive’s employment or the termination thereof; involving the Executive on the one hand and the Company or any of the other Company Parties on the other. hand, including both claims brought by the Executive and claims brought against the Executive, shall be submitted for resolution to binding arbitration as provided herein. Any arbitration pursuant to this Agreement shall be administered by the American Arbitration Association (“AAA”); shall be conducted in accordance with AAA’s Arbitration Rules in connection with Employment Disputes, as modified herein; and shall be conducted by a single arbitrator, selected in accordance with such AAA Rules. Such arbitration will be conducted in New York, New York, and the arbitrator will apply Delaware law, including federal statutory law as applied in Delaware courts. Except as set forth in Section 7, above, the arbitrator, and not any federal, state, or local court or adjudicatory authority, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including but not limited to any dispute as to whether (i) a particular claim is subject to arbitration hereunder, and/or (ii) any part of this Section 8 is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitration shall be conducted on a strictly confidential basis, and neither the Executive nor the Company shall disclose the existence or nature of any claim; any documents, correspondence, pleadings, briefings, exhibits, or information exchanged or presented in connection with any claim; or any rulings, decisions, or results of any claim or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of the their respective legal counsel (who each party shall ensure complies with these confidentiality terms), and, with respect to the Company, its affiliates, limited partners, and investors (which parties the Company shall ensure comply with these confidentiality terms). In any claim regarding the Executive’s alleged breach of any provision of Sections 5 or 6 hereunder, the prevailing party shall be entitled to an award including its reasonable attorneys’ fees and costs, to the extent such an award is permitted by law. The arbitrator otherwise shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a claim is brought. The arbitrator also shall not have authority to entertain claims for class or collective relief.

(b) In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in New York, New York; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the arbitrator that is not a final award dispositive of the arbitration in its entirety, except as required by law. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their best efforts to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

9. Modification; Blue Pencil. If any court or arbitrator of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in Sections 5 or 6 too lengthy or the geographic area covered too extensive, the other provisions of Sections 5 or 6 shall nevertheless stand, the term shall be deemed to be the longest period permissible by law under the circumstances and the geographic area covered shall be deemed to comprise the largest territory permissible by law under the circumstances. The court or arbitrator in each case shall reduce the term and/or geographic area covered to permissible duration or size.

10. Executive Representations. The Executive represents and warrants that the Executive is not subject to any restrictive covenant notice, non-competition or non-solicitation provision with any former employer or any agreement that prevents the Executive from entering into employment by the Company or otherwise performing the services that Executive will be performing for the Company. The Executive further warrants that should the Executive become aware of any reason Executive cannot join or remain employed by the Company, or fully execute the Executive’s responsibilities for the Company, the Executive will immediately notify the Company in writing. The Executive represents that Executive will abide by all contractual obligations Executive may have to all prior employers and third parties and that the Executive will not retain, review, or utilize any other person’s or entity’s confidential or proprietary information or share or disclose any such information with or to any other person or entity. The Company disclaims any interest in any confidential or proprietary information of any person or entity other than the Company and instructs the Executive not to disclose or use any such confidential or proprietary information.

11. Executive Cooperation. During the Employment Term and for two years after the Executive’s employment with the Company or any of its affiliates, the Executive agrees to provide thorough and accurate information and testimony to or on behalf of the Company or any of its affiliates regarding any threatened, pending or future investigation, court case or action by or against the Company or any of its affiliates that is initiated or pursued by any person or entity or by any government agency; provided, the Executive agrees not to disclose to or discuss with anyone who is not, on behalf of the Company or any of its affiliates, directing or assisting in such investigation, court case or action, other than Executive’s attorney, if any, the fact of or the subject matter of any such investigation, court case or action, except as required by law. The Company and its affiliates will cooperate with the Executive to arrange times that reasonably accommodate Executive’s schedule and will reimburse the Executive for any out-of-pocket costs incurred as a result of the Executive’s compliance with this Section 11, provided such costs are pre-approved by the Company.

12. Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to its affiliates or any successor to all or a material portion of the business or the assets of the Company (including by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators and heirs, as applicable. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

13. Certain Definitions.

(a) Cause. “Cause” shall be defined as the Executive’s (i) conviction or indictment of, or plea of guilty or nolo contendere to, a felony, or any other crime involving moral turpitude; (ii) willful failure or refusal to perform, or gross neglect of, the Executive’s material duties and responsibilities to the Company Parties; provided, however, that any such failure resulting from the Executive’s Disability shall not provide the Company with a basis for Cause; (iii) engaging in conduct involving fraud, dishonesty, gross negligence, willful misconduct, or breach of fiduciary duty; or (iv) breach of a material term of (A) this Agreement (including any representation made under this Agreement), (B) any other written agreement between the Executive and the Company Parties, or (C) any written policy, procedure, or code of conduct established by the Company Parties, which breach (if curable, as reasonably determined by the Board in its sole discretion) is not cured by the Executive upon 30 days’ written notice thereof by the Company.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated by reason of his Disability, the date of the Executive’s Disability as determined pursuant to subsection 3(c), below; or (iii) if the Executive’s employment is terminated pursuant to Sections 3(a)(iii)-3(a)(vi), either the date indicated by the Company or the Executive, as applicable, in the Notice of Termination, or the date specified by the Company pursuant to Sections 3(b) or 3(e), whichever is earlier.

(c) Disability. “Disability” shall mean the occurrence of a condition that, in the reasonable judgment of a licensed physician satisfactory to the Company, will prevent the Executive from performing the Executive’s duties for a period of more than 120 days in any 12-month period or that actually results in Executive’s failure to perform the Executive’s duties for a period of more than 120 days in any 12-month period.

(d) Good Reason. “Good Reason” shall be defined as (i) a change by the Company of the Executive’s principal place of work to a location either (x) more than 75 miles from Princeton, New Jersey or (y) north of the territorial boundary of New York City, in either case, without the consent of the Executive; (ii) any material reduction by the Company of the Executive’s Base Salary; (iii) a material adverse diminution of the Executive’s duties, responsibilities or authority without the Executive’s consent; provided, however, that any diminution resulting from the termination of this Agreement (including any diminution occurring during any Notice Period) shall not provide Executive with a basis for Good Reason; or (iv) breach of a material term by the Company of (A) this Agreement (including any representation made under this Agreement) or (B) any other material written agreement between the Executive and the Company. Notwithstanding the foregoing, no Good Reason shall exist unless the Executive (l) has given the Company written notice of the occurrence of such Good Reason event within 30 days after the initial existence of such event; (2) the Company has failed to cure such Good Reason event within 30 days of receiving such notice from the Executive; and (3) the Executive’s resignation of employment is effective within 30 days after the end of such 30-day cure period. If the Company cures the Good Reason event during such cure period, Good Reason shall.be deemed not to have occurred.

14. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New Jersey, without reference to the principles of conflicts of law of the State of New Jersey or any other jurisdiction, and, where applicable, the laws of the United States.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall .remain in full force and effect.

16. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and shall be (a) personally delivered or (b) sent in PDF form by electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section 16), or (c) sent by commercial overnight delivery service or certified or registered mail (return receipt requested), to the parties at the addresses set forth below (postage prepaid):

(a) If to the Company:

Essential Properties Realty Trust, Inc.

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

Attention: Board of Directors

(b) If to the Executive, at the address last provided by the Executive for his employee records.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. The parties hereto agree to accept a signed facsimile or PDF copy of this Agreement as a fully binding original.

18. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and replace and supersede all prior understandings and agreements, whether written or oral including, without limitation, the Employment Agreement dated as of January 31, 2017 by and between the Executive and SCF Realty Servicing Company, LLC, (except with respect to the voting of the Equity Award, as defined therein, as contemplated by Section 4(a)(iii) and 4(b)(iii) thereof). The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. The parties specifically acknowledge and agree that they are not relying on any promises or assurances by the other party or parties, other than those expressly contained in this Agreement.

19. Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

20. Company Policies. Executive shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.

21. Amendments; Waivers. This Agreement may not be modified, amended, waived, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with respect to any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder precludes any other or further exercise of any other right, remedy or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment, regardless of the reason for such termination.

22. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed for or against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation of the terms herein.

23. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, the patties agree that any court or arbitrator of competent jurisdiction shall have the authority to modify or “blue pencil” any such illegal, invalid or unenforceable provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible to make such provision legal, valid and enforceable.

24. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

25. Section 409A Compliance.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the Code, the Company shall adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of or correct the Agreement to reduce the penalties under Section 409A of the Code.

(b) Any reimbursement payments will be made promptly and in accordance with Company policy; however, in no event will reimbursement payments be made later than the end of the year following the year in which the expense was incurred. The amounts eligible for reimbursement provided in one taxable year will not affect the amounts eligible for reimbursement provided in any other taxable year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

(c) For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d) To the extent any amounts under this Agreement are payable by reference to termination of employment, Date of Termination, or similar terms, such term shall be deemed to refer to a “separation from service,” within the meaning of Section 409A of the Code.

(e) Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service, the Company determines that the Executive is a “specified employee” (within the meaning of Section 409A of the Code), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A of the Code, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(f) If the 60-day release timing period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any payments subject to Section 409A of the Code that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

26. Section 280G. Notwithstanding anything to the contrary in this Agreement, Executive expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Executive has the right to receive from the Company and its affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times

Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Compensation Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

THE COMPANY:

By:
Name:
Title:

EXECUTIVE

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